Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of T-Mobile US, Inc. of our report dated March 1, 2013, except for the condensed consolidating financial information included in Note 22, as to which the date is June 18, 2013, relating to the financial statements of T-Mobile USA, Inc., which appears in T-Mobile US, Inc.’s Current Report on Form 8-K dated June 18, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

November 7, 2013